Exhibit 4.1

NEW PLAN EXCEL REALTY TRUST, INC.,

as Primary Obligor

and

U.S. BANK TRUST NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 17, 2004

TO

INDENTURE

DATED AS OF FEBRUARY 3, 1999

AS SUPPLEMENTED BY

OFFICERS’ CERTIFICATE

DATED AS OF MAY 19, 2003

SUPPLEMENTAL INDENTURE dated as of December 17, 2004, among NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation, as primary obligor (hereinafter called the “Company”), having its principal office at 1120 Avenue of the Americas, New York, New York 10036, and U.S. BANK TRUST NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company), a national banking corporation, as trustee (hereinafter called the “Trustee”), having its Corporate Trust Office at 100 Wall Street, New York, New York 10005.

WHEREAS, the Company has heretofore executed and delivered an indenture dated as of February 3, 1999 (the “Base  Indenture”), by and among the Company, New Plan Realty Trust, as guarantor, and the Trustee, to provide for the issuance from time to time of senior debt securities, unlimited as to principal amount, to bear interest at the rates or formulas, to mature at such times and to have such other provisions as shall be fixed as provided in the Base Indenture;

WHEREAS, the Company has heretofore executed an officers’ certificate dated as of May 19, 2003, pursuant Sections 301 and 303 of the Base Indenture (the “Officers’ Certificate,” and, together with the Base Indenture, the “Indenture”), pursuant to which the Company has issued $115,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 901 of the Base Indenture provides that, without the consent of any Holders of the Notes, the Company and the Trustee may enter into a supplemental indenture to surrender any right or power conferred upon the Company;

WHEREAS, Section 4.11 of the Officers’ Certificate provides that, subject to certain conditions, the Company may, in its sole discretion, elect to pay for the Notes to be purchased at the option of the Holder on a Purchase Date or to be purchased at the option of the Holder upon the occurrence of a Fundamental Change in cash or Common Stock, or in any combination of cash and Common Stock;

WHEREAS, the Company has determined that it is in its best interests to surrender the power under Section 4.11 to pay for the Notes to be purchased at the option of the Holder on a Purchase Date or to be purchased at the option of the Holder upon the occurrence of a Fundamental Change in Common Stock or in a combination of cash and Common Stock;

WHEREAS, Section 4.12 of the Officers’ Certificate provides that the Company may, in its sole and absolute discretion, elect to satisfy all or a portion of any Conversion Obligation in cash;

WHEREAS, the Company has determined that it is in its best interests to irrevocably elect under Section 4.12 to satisfy 100% of the principal amount of any Notes surrendered for conversion in cash and thereby surrender its right to satisfy such amount in Common Stock;

WHEREAS, all conditions to the entering of this Supplemental Indenture have been satisfied; and

WHEREAS, the Company and the Trustee desire to enter into this Supplemental Indenture to supplement the Indenture.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, and of the acceptance of this trust by the Trustee, and of other valuable consideration, the receipt whereof is hereby acknowledged, it is hereby covenanted, declared and agreed by and between the parties hereto, for the benefit of Holders of the Notes, as follows:

SECTION 1.

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indenture.

SECTION 2.

EFFECTIVENESS OF SUPPLEMENTAL INDENTURE

Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, this Supplemental Indenture shall become effective and the Indenture and the Notes issued thereunder shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes authenticated and delivered under the Indenture shall be bound hereby.  Notwithstanding the foregoing, this Supplemental Indenture will not amend or supplement the terms of any Securities issued under the Indenture other than the Notes.

SECTION 3.

SURRENDER OF POWERS AND ELECTIONS PURSUANT TO THE INDENTURE

The Company hereby: (i) irrevocably elects, under Section 4.11 of the Officers’ Certificate, to pay cash for any Notes to be purchased at the option of the Holder on a Purchase Date or to be purchased at the option of the Holder upon the occurrence of a Fundamental Change, and thereby surrenders the power to satisfy such amount in Common Stock or a combination of cash and Common Stock and (ii) irrevocably elects, under Section 4.12 of the Officers’ Certificate, to satisfy 100% of the principal amount of any Notes surrendered for conversion in cash, and thereby surrenders the power to satisfy such amount in Common Stock.

SECTION 4.

MISCELLANEOUS

SECTION 4.1         Execution as Supplemental Indenture.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.  Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

SECTION 4.2         No Other Amendments or Supplements.  Except as expressly amended or supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4.3         Provisions Binding on the Company’s Successors.  All the covenants, stipulations, promises and agreements contained in this Supplemental Indenture made by the Company shall bind its successors and assigns whether so expressed or not.

SECTION 4.4         Governing Law.  THIS SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND PERFORMED IN SAID STATE.  THIS SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TIA THAT ARE REQUIRED TO BE PART OF THIS SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

SECTION 4.5         Execution and Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

NEW PLAN EXCEL REALTY TRUST, INC., as Primary Obligor

By:	/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas E. Tabor
Name:	Thomas E. Tabor
Title:	Vice President